FOURTH AMENDMENT TO LEASE
This FOURTH AMENDMENT TO LEASE (this “Fourth Amendment”) is dated as of July 24, 2018 (the “Effective Date”) by and between BROOKWOOD CB I, LLC, a Delaware limited liability company, and BROOKWOOD CB II, LLC, a Delaware limited liability company, as tenants in common (collectively, “Landlord”), and CLINICAL MICRO SENSORS, INC., a Delaware corporation d/b/a GENMARK DIAGNOSTICS, INC. (“Tenant”).
WHEREAS, Landlord, as successor to The Campus Carlsbad, LLC, and Tenant are parties to that certain Lease dated February 8, 2010 (the “Original Lease”), as amended by that certain Settlement and Release Agreement and First Amendment to Lease dated July 1, 2010, as amended by that certain Settlement and Release Agreement and Second Amendment to Lease dated January 19, 2012, and as further amended by that certain Third Amendment to Lease dated August 28, 2012 (collectively as amended, the “Lease”) for the lease of certain premises consisting of the entire building located at 5964 La Place Court, Carlsbad, California, containing approximately 53,347 rentable square feet of space (the “Premises”); and
WHEREAS, Landlord and Tenant desire to amend certain provisions of the Lease provided herein;
NOW, THEREFORE, for good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows.
AGREEMENT
1.Definitions. Capitalized terms used in this Fourth Amendment shall have the same meaning ascribed to such capitalized terms in the Lease, unless otherwise provided for herein.

2.Extension. The Lease Term is hereby extended for a period of forty-eight (48) months such that the Lease Expiration Date, as referenced in the Lease, shall hereafter be June 30, 2025.

3.Base Rent. Beginning on July 1, 2021, Tenant shall pay Base Rent in accordance with the schedule below:

Months	Annual Base Rent	Monthly Base Rent	Base Rent per rentable square foot per month
7/1/21 - 6/30/22*	$1,286,729.64	$107,227.47	$2.01
7/1/22 - 6/30/23	$1,325,139.48	$110,428.29	$2.07
7/1/23 - 6/30/24	$1,363,549.32	$113,629.11	$2.13
7/1/24 - 6/30/25	$1,401,959.16	$116,829.93	$2.19

*Provided Tenant is not in default beyond any applicable notice and cure period under the Lease, Base Rent shall be abated for the months of September 2018 and October 2018 (the “Base Rent Abatement Period”). In no event shall said Base Rent Abatement Period be deemed to reduce or eliminate Tenant’s obligation to pay Additional Rent, including but not limited to, Tenant’s Share of Direct Expenses for the Building and the Project that are due to Landlord during the Base Rent Abatement Period. If Tenant defaults under this Lease beyond the expiration of any applicable notice or cure period, then Tenant’s right to abate the Base Rent shall immediately terminate and any and all Base Rent which had been abated prior to Tenant’s default shall immediately become due and payable.
4.Condition of Premises; Improvements. Tenant is familiar with and has inspected the Premises and agrees to accept the same “as is” without any representation or warranty and without any agreements, representations, understandings or obligation on the part of the Landlord to perform any alterations, repairs or improvements except Landlord will perform certain improvements in accordance with the Work Letter attached hereto as Exhibit A.

5.New Notice Address for Landlord. All notices under the Lease shall be sent to Landlord at the following address:

Brookwood CB I, LLC
Brookwood CB II, LLC
c/o Brookwood Financial Partners, LLC
138 Conant Street
Beverly, Massachusetts 01915

Attention: Kurt Zernich, Director of Asset Management
6.Option to Extend. Tenant acknowledges and confirms that the option to extend the Lease Term as set forth in Article 2 of the Original Lease is null and void and of no further force or effect.

7.Ratification of Lease. Except as modified hereby, all other terms and conditions of the Lease remain unchanged and in full force and effect and are hereby ratified and confirmed by the parties hereto. Tenant accepts the Premises in its “as is” and “where is” condition. Tenant represents and warrants to Landlord that as of the date of Tenant’s execution of this Fourth Amendment: (a) Tenant is not in default under any of the terms and provisions of the Lease; (b) Landlord is not in default in the performance of any of its obligations under the Lease and Tenant is unaware of any condition or circumstance which, with the giving of notice or the passage of time or both, would constitute a default by Landlord; (c) Landlord has completed, to Tenant’s satisfaction, any and all improvements to the Premises and has paid any and all allowances required of it under the Lease except as may be required by this Amendment; and (d) Tenant has no defenses, liens, claims, counterclaims or right to offset against Landlord or against the obligations of Tenant under the Lease. Tenant acknowledges, confirms, and agrees that Tenant has no other right or option to expand the Premises or terminate the Lease except as may be provided in this Fourth Amendment.

8.Brokerage. Landlord utilized the services of Cushman & Wakefield in connection with this Fourth Amendment (the “Listing Broker”). Tenant utilized the services of Hughes Marino in connection with this Fourth Amendment (the “Non-listing broker’). Tenant hereby agrees to forever indemnify, defend and hold Landlord harmless from and against any commissions, liability, loss, cost, damage or expense (including reasonable attorneys’ fees) that may be asserted against or incurred by Landlord as a result of any misrepresentation by Tenant under this Section. Landlord hereby agrees to indemnify, defend and hold Tenant harmless from and against any commissions, liability, loss, cost, damage or expense (including reasonable attorneys’ fees) that may be asserted or incurred by Tenant as a result of any misrepresentation by Landlord under this Section.

9.Entire Agreement. This Fourth Amendment, in conjunction with the Lease, constitutes the entire agreement of Landlord and Tenant with respect to the subject matter hereof and supersedes all oral and written agreements and understandings made and entered into by the parties prior to the date hereof.

10.Multiple Counterparts. This Fourth Amendment may be executed in multiple counterparts, all of which, when taken together, shall constitute one and the same instrument.

11.Certified Access Specialist Inspection. In accordance with California Civil Code Section 1938, Landlord hereby informs Tenant that as of the Effective Date of this Fourth Amendment, the Premises have not been inspected by a Certified Access Specialist (as defined in California Civil Code section 55.52(3)) (“CASp”). Civil Code Section 1938(e) provides:

“A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.”

Accordingly, Landlord and Tenant hereby mutually agree that if Tenant desires to obtain a CASp inspection, (i) the CASp inspection shall be at Tenant’s sole cost and expense, (ii) the inspection shall be performed by a CASp that is currently certified in California and has been reasonably approved by Landlord, (iii) the CASp inspection shall take place during regular business hours with at least five (5) business day’s prior written notice to Landlord and shall not materially disrupt any of the other tenants within the Building, (iv) Tenant shall promptly provide Landlord with a copy of the final report prepared in connection with the CASp inspection (the “CASp Report”), and (v) Tenant shall be solely responsible for promptly making any repair or modifications necessary to correct violations of construction-related accessibility standards that are noted in the CASp Report and shall defend with competent counsel, indemnify and hold Landlord harmless from any claims, damages or liability resulting from Tenant’s failure to promptly make such repairs. Tenant hereby acknowledges and agrees that the CASp Report is to be kept strictly confidential, except as necessary for Tenant to complete repairs and correct violations of construction-related accessibility standards as noted in the CASp Report. Accordingly, except as provided above or as may be required by law or court order, Tenant shall not release, publish or otherwise distribute (and shall not authorize or permit any other person or entity to release, publish or otherwise distribute) any information contained in the CASp Report. Tenant’s obligations hereunder shall survive the expiration or sooner termination of the Lease.

[Signatures on the Following Page]

IN WITNESS WHEREOF, the parties hereto have executed this Fourth Amendment as of the Effective Date stated above.

TENANT:	LANDLORD:

CLINICAL MICRO SENSORS, INC.,	BROOKWOOD CB I, LLC,
a Delaware corporation d/b/a	a Delaware limited liability company
GENMARK DIAGNOSTICS, INC.
By: Brookwood CB Investors, LLC
By: /s/ Scott Mendel	a Delaware limited liability company,
Name: Scott Mendel	its Sole Member
Title: Chief Financial Officer
By: Brookwood CB Co., LLC,
a Delaware limited liability, company,
its Managing Member

By: /s/ Kurt M. Zernich
Name: Kurt M. Zernich
Authorized Signor

BROOKWOOD CB II, LLC,
a Delaware limited liability company

By: Brookwood U.S. Real Estate Aggregator, L.P.
a Delaware limited partnership,
its Sole Member

By: Brookwood U.S. Real Estate Fund GP, LLC,
a Delaware limited liability company,
its General Partner

By: /s/ Kurt M. Zernich
Name: Kurt M. Zernich
Authorized Signor

EXHIBIT A
WORK LETTER
1.    Landlord’s Work. Landlord will make certain improvements to the Premises (the “Landlord’s Work”) as will be set forth on a space plan and scope of work (collectively, the “Plan”) which shall be mutually agreed upon by Landlord and Tenant. Should said Plan or any part of Landlord’s Work require the preparation or development of additional plans or specifications, then Tenant shall have three (3) business days from Landlord’s submission of such additional plans or specifications to Tenant to approve or disapprove the same. Tenant’s failure to so approve or disapprove within such three (3) business day period shall constitute a Tenant Delay (as defined herein) and, at Landlord’s election, be deemed Tenant’s approval thereof. Tenant’s disapproval of such plans and specifications shall specifically identify the nature of such disapproval. Landlord shall then have such plans and specifications amended to incorporate those items specified in Tenant’s disapproval to which Landlord agrees. Tenant’s approval of such plans and specifications shall not be unreasonably withheld, conditioned or delayed. Landlord and Tenant shall diligently work together in good faith to agree upon such plans and specifications, it being agreed that Tenant shall have no right to request that such plans and specifications be revised to reflect any work which is not contemplated by the Plan, except pursuant to Section 5 below. Upon approval, or deemed approval, of such additional plans and specifications the same shall be deemed the “Plan” for the purposes of this Work Letter. Except as may be otherwise shown on the Plan, Landlord shall perform Landlord’s Work using building standard materials, quantities and procedures then in use by Landlord.
To the extent that Landlord’s Work is to be performed in the Premises during Tenant’s occupancy, Landlord agrees to use commercially reasonable efforts to perform Landlord’s Work in a manner that minimizes disruption to the operation of Tenant’s business. Notwithstanding the foregoing, Tenant acknowledges and agrees that Landlord’s Work may interfere with the operation of Tenant’s business. Tenant agrees to cooperate with Landlord and Landlord’s contractor and to follow all reasonable directions given by Landlord in connection with the performance of Landlord’s Work. Tenant agrees to remove Tenant’s equipment and other personal property from any work area promptly upon receiving a request to do so from Landlord or Landlord’s agents. Tenant shall determine what measures are necessary to protect Tenant’s computers, equipment, furnishings and other personal property from dirt, dust or paint resulting from Landlord’s Work, and Tenant shall be fully responsible for taking such measures. Except to the extent directly arising from the gross negligence or willful misconduct of Landlord, Tenant shall indemnify and hold Landlord harmless from and against any and all liability and claims of any kind for loss or damage to any person or property arising out of or occurring during the performance of Landlord’s Work in the Premises while Tenant is in occupancy and, to the fullest extent permitted by law, Landlord shall not be liable to Tenant for injury or damage which may be sustained by the person or property of Tenant, its employees, agents, invitees or customers, or any other person arising out of or during construction of Landlord’s Work in the Premises while Tenant is in occupancy
2.    Tenant Improvements Allowance. Landlord shall pay the aggregate cost of Landlord’s Work up to an amount not to exceed $160,041.00 (the “Tenant Improvement Allowance”) and Tenant shall pay the excess of the aggregate cost of Landlord’s Work over the Tenant Improvement Allowance (the “Excess”) plus the cost of all work other than the Landlord’s Work, if any, which Tenant may elect to do in order to make the Premises ready for Tenant’s occupancy and which has been approved by Landlord.  The “cost of Landlord’s Work” as used in this Work Letter shall include all costs incurred by Landlord to plan, design and perform Landlord’s Work as specified by the Plans and any approved (or deemed approved) revisions thereof (including any TI Changes, as defined below), including without limitation, the fees and charges of Landlord’s architect, Landlord’s engineer and Landlord’s contractor, Landlord’s construction management fee, all permit and inspection fees and charges, and any costs incurred by or charged to Landlord for (i) unforeseen field conditions, (ii) substitution of materials or finishes due to the unavailability of materials or finishes specified in the Plans that would materially delay substantial completion of Landlord’s Work, and (iii) necessary modification of any portions of the Building or its systems to accommodate Landlord’s Work.
If Landlord estimates at any time or from time to time that there will be an Excess, Landlord shall notify Tenant in writing of Landlord’s good faith estimate of the amount thereof, which estimate shall be itemized in reasonable detail.  Tenant shall pay Landlord’s good faith estimate of the Excess billed by Landlord within ten (10) business days after it receives Landlord’s bill therefor.  In the event Tenant fails to timely pay any such good faith estimate of the Excess, Landlord shall be entitled to suspend the performance of Landlord’s Work until such time as such payment is received by Landlord.  At such time as the total cost of the Plans and the Landlord’s Work is finally determined, Landlord shall notify Tenant of such amount in writing.  If Tenant has not paid all of the Excess, such notice shall include Landlord’s bill to Tenant for the balance of the Excess not previously paid by Tenant, and if Tenant has paid more than the Excess, such notice shall include Landlord’s statement to Tenant showing the amount of the overpayment of the Excess.  Tenant shall pay any such balance of the Excess to Landlord within ten (10) business days after the date when Tenant receives such notice and bill from Landlord, and Landlord shall pay any such overpayment of the Excess to Tenant within ten (10) business days after the later of the date when Landlord gives such notice and statement to Tenant or the

Commencement Date.  All Landlord’s bills to Tenant for portions of the Excess and Landlord’s notice to Tenant of the finally determined cost of the Tenant Plans and the Landlord’s Work shall itemize the costs in question in reasonable detail.
3.    Substantial Completion. “Substantial Completion” or “Substantially Complete” means that Landlord’s Work has been sufficiently completed such that the Premises is suitable for its intended purpose, notwithstanding any minor or insubstantial details of construction, decoration or mechanical adjustment that remain to be performed. If there is a delay in the Substantial Completion of the Landlord’s Work for any reason neither Landlord, nor the managing or leasing agent of the Building, nor any of their respective agents, partners or employees, shall have any liability to Tenant in connection with such delay, nor shall the Lease be affected in any way. Notwithstanding the foregoing, if Landlord’s Work is delayed by a Tenant Delay (as defined below) then Tenant shall pay all increased costs resulting from such Tenant Delay as Additional Rent on demand.
4.    Tenant Delay. In addition  to any other occurrence defined in the Lease or in this Work Letter as Tenant Delay, “Tenant Delay” means the occurrence of any one or more of the following which cause a delay in the completion of Landlord’s Work: (i) Tenant is Delinquent (as hereafter defined) in submitting to Landlord any information, authorization or approvals requested by Landlord in connection with the performance of Landlord’s Work; (ii) the performance or completion of any work or activity by a party employed by Tenant, including any of Tenant’s employees, agents, contractors, subcontractors and materialmen; (iii) any postponements or delays requested by Tenant and agreed to by Landlord regarding the completion of the Landlord’s Work; (iv) any error in Landlord’s Work caused or related to any act or omission by Tenant or its employees or agents; (v) the performance of any TI Changes (as defined below); or (vi) any other act or omission of the Tenant which causes a delay in the completion of Landlord’s Work. For the purposes of this Section, the term “Delinquent” shall mean that the action or communication required of Tenant is not taken within three (3) business days following request by Landlord.
5.    Changes to Landlord’s Work. Tenant will have no right to make any changes (“TI Changes”) to the Plan or Landlord’s Work without the prior written consent of Landlord and the execution by Landlord and Tenant of a written change order which specifies (i) the nature of the TI Changes and (ii) an estimate of the cost to Tenant as a result of such TI Changes. Tenant shall be solely responsible for the costs of all TI Changes including a construction management fee of three percent (3%) of the total cost of all TI Changes, and Tenant shall pay such costs as Additional Rent upon demand.
6.        Credit Against Rent. Tenant shall have the right to use all or any portion of the Tenant Improvement Allowance as a credit against Base Rent and Additional Rent due and payable during calendar year 2018. In the event that Tenant choses to use any or all of the Tenant Improvement Allowance as a credit against Base Rent and Additional Rent, (a) Tenant shall provide Landlord with advance written notice thereof, deduct an amount equal to the Tenant Improvement Allowance from any such amounts due, and remit the balance thereof, if applicable, to Landlord in accordance with the terms of the Lease, and (b) the obligations of Sections 1, 2, 3, 4, and 5 of this Work Letter shall not apply.